Exhibit 10.10.1

COST PLUS, INC.

AMENDMENT TO BARRY J. FELD

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Barry J. Feld (“Executive”) and Cost Plus, Inc., a Delaware corporation (the “Company”, and together with Executive collectively referred to as the “Parties”) on December 15, 2008.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into an Amended and Restated Employment Agreement, dated December 15, 2008 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement in order to come into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and official guidance promulgated thereunder (together, “Section 409A”), as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Agreement is hereby amended as follows:

1. Non-competition. Section 3(d) of the Agreement entitled “Limitation on Severance Payments and Benefits” shall be deleted in its entirety and no longer shall be in effect.

2. Definition of Involuntary Termination. The following sentence shall be added to Section 7(b)(v) immediately following the last sentence of Section 7(b)(v):

“Notwithstanding the foregoing, any employment termination will not constitute an Involuntary Termination unless such employment termination occurs within twelve (12) months following the initial existence of the Involuntary Termination condition.”

3. Section 409A. Section 21 of the Agreement entitled “Section 409A” shall be amended and restated in its entirety as follows:

“(a) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Mr. Feld, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code and any final regulations and official guidance promulgated thereunder (together, “Section 409A”) (such payments and benefits together, referred to as the “Deferred Payments”) will be payable until Mr. Feld has a

“separation from service” within the meaning of Section 409A. Similarly, no severance payable to Mr. Feld, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Mr. Feld has a “separation from service” within the meaning of Section 409A.

(ii) Further, if Mr. Feld is a “specified employee” within the meaning of Section 409A at the time of Mr. Feld’s separation from service, then any Deferred Payments that otherwise are payable within the six (6) months following Mr. Feld’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Mr. Feld’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything to the contrary, in the event of Mr. Feld’s death following his separation from service but prior to the six (6) month anniversary of his separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Mr. Feld’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any severance payment or benefit payable under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of the Agreement.

(iv) Any severance payment or benefit under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of the Agreement. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) Mr. Feld’s annualized compensation based upon the annual rate of pay paid to Mr. Feld during the Company’s taxable year preceding the Company’s taxable year of Mr. Feld’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Mr. Feld’s employment is terminated.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Mr. Feld agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Mr. Feld under Section 409A.”

4. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

5. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

6. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

7. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	COST PLUS, INC.

Cost Plus, Inc.

	By:	/s/ Joan S. Fujii
	Title:	Executive Vice President, Human Resources

EXECUTIVE	BARRY J. FELD

/s/ Barry J. Feld